SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, DC

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


A.   Name:  United of Omaha Separate Account B


B.   Address of Principal Business Office (No. & Street, City, State, Zip Code):

                Mutual of Omaha Plaza
                Omaha, Nebraska 68175


C.   Telephone Number (including area code):

               (402) 351-5087


D.   Name and address of agent for service of process:

               Kenneth W. Reitz, Esquire
               Mutual of Omaha Companies
               Mutual of Omaha Plaza, 3-Law
               Omaha, Nebraska 68175-1008


               Copy to:

               Frederick R. Bellany, Esquire
               Sutherland, Asbill & Brennan
               1275 Pennsylvania Avenue, N.W.
               Washington, DC  20004-2404


E.   Check Appropriate Box:

   Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:


                    Yes [X]          No [ ]

     Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Omaha, State of Nebraska this 10th day of January, 1997.



                              United of Omaha Separate Account B
                                (Name of Registrant)


                          By: United of Omaha Life Insurance Company
                                (Name of Depositor)

Attest:

Name                                   By: /S/  Kenneth W. Reitz

Title                                      First Vice President & Counsel